As filed with the Securities and Exchange Commission on June 8, 2004
Registration No. 333-115861

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM S-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

PPL Corporation	PPL Capital Funding, Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)
Pennsylvania	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
4911	4911
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

23-2758192	23-2926644
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
Two North Ninth Street	Two North Ninth Street
Allentown, Pennsylvania 18101-1179	Allentown, Pennsylvania 18101-1179
(610) 774-5151	(610) 774-5151
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Abel, Vice President — Finance and Treasurer

PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
(610) 774-5151
(Address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Vincent Pagano, Jr.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer described herein (the “Exchange Offer”) have been satisfied or waived.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

PROSPECTUS (Subject to Completion)
Issued June 8, 2004

PPL Capital Funding, Inc.
$201,000,000

Offer to exchange all outstanding 4.33% Notes Series A due 2009 for an equal amount of 4.33% Notes Exchange Series A due 2009 which have been registered under the Securities Act of 1933.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME, ON JULY 13, 2004, UNLESS EXTENDED BY US.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable, except in limited circumstances described below.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	The exchange notes are being offered in order to satisfy our obligation to offer the exchange notes under the registration rights agreement entered into in connection with the placement of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable, except in limited circumstances described below.

Resales of Exchange Notes

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

      If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgement, you will not be deemed to admit that you are an “underwriter” under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed to make this prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of not less than 180 days after the consummation of the Exchange Offer. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

      If you are an affiliate of PPL Corporation or PPL Capital Funding, Inc. or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and thus you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

      For a discussion of the risks that you should consider in evaluating the exchange offer, see “Risk Factors” beginning on page 11.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2004

      As used in this prospectus, the terms “company,” “we,” “our” and “us” may, depending on the context, refer to PPL Corporation, to PPL Capital Funding, to one or more of PPL Corporation’s consolidated subsidiaries or to all of them taken as a whole.

      You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not offering to exchange, or soliciting any offers to exchange, securities pursuant to the exchange offer in any jurisdiction in which those offers or exchanges would not be permitted. Neither the delivery of this prospectus nor any offer to exchange made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

      This prospectus has been prepared based on information provided by us and other sources we believe to be reliable. We do not represent that information provided by other sources is accurate or complete. In making an investment decision, prospective investors must rely on their own examinations of PPL Corporation and PPL Capital Funding, and the terms of the offering, including the merits and risks involved.

i

SUMMARY

      This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes incorporated by reference in this prospectus, before making an investment decision.

PPL Corporation

Overview

      PPL Corporation is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western United States and in the delivery of electricity in Pennsylvania, the United Kingdom and Latin America. As of March 31, 2004, we owned or controlled 11,527 megawatts, or MW, of low-cost and diverse power generation capacity, and we had domestic generation projects under development that will provide 863 MW of new electric generation capacity, including 45 MW from our share of an upgrade to Unit 1 at our Susquehanna nuclear facility in Pennsylvania completed in April 2004 and 600 MW from our Lower Mount Bethel gas-fired facility in Pennsylvania that went into service in May 2004. Additionally, we provide energy-related services to businesses primarily in the mid-Atlantic and northeastern United States.

      Approximately 6,500 MW of our total generation capacity is currently committed to meeting the obligation of our Pennsylvania delivery company to provide electricity through the year 2009 under fixed-price tariffs pursuant to Pennsylvania’s Customer Choice Act. We have another 450 MW of generation capacity committed to providing electricity to a delivery company in Montana through June 2007. These two commitments, combined with other contractual sales to other counterparties for terms of various lengths, commit, on average, approximately 80% of our expected annual output for the period 2004 through 2008. These arrangements are consistent with and are an integral part of our overall business strategy, which includes the matching of energy supply with load, or customer demand, under long-term and intermediate-term contracts with creditworthy counterparties to capture profits while reducing our exposure to movements in energy and fuel prices and counterparty credit risk.

      We operate two principal lines of business:

Energy Supply

      We are a leading supplier of competitively priced energy in the United States through our subsidiaries, PPL Generation and PPL EnergyPlus, and acquire and develop U.S. generation projects through our PPL Global subsidiary. These entities are direct, wholly-owned subsidiaries of PPL Energy Supply, LLC. PPL Energy Supply is an indirect wholly-owned subsidiary of PPL Corporation.

•	PPL Generation owns or controls a portfolio of domestic power generation assets, with a total capacity of 11,527 MW as of March 31, 2004. These power plants are located in Pennsylvania (8,582 MW), Montana (1,157 MW), Arizona (750 MW), Illinois (540 MW), Connecticut (243 MW), New York (159 MW) and Maine (96 MW) and use diversified fuel sources including coal, nuclear, natural gas, oil and hydro. In April 2004, we completed an upgrade to Unit 1 at our Susquehanna nuclear facility in Pennsylvania, which added an additional 45 MW to our portfolio. In May 2004, our Lower Mount Bethel gas-fired facility in Pennsylvania went into service, which added 600 MW to our portfolio. In June 2004, we agreed to sell the 450 MW Sundance power plant in Arizona to the Arizona Public Service Company, subject to the receipt of various state and federal regulatory approvals and customary closing conditions.

•	PPL EnergyPlus markets electricity produced by PPL Generation, along with purchased power and natural gas, in competitive wholesale and deregulated retail markets, primarily in the northeastern and western portions of the United States. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

•	PPL Global (domestic operations) acquires and develops U.S. generation projects that are, in turn, operated by PPL Generation as part of its portfolio of generation assets.

Energy Delivery

      We provide energy delivery services in the mid-Atlantic regions of the United States through our subsidiaries, PPL Electric Utilities and PPL Gas Utilities, and in the United Kingdom and Latin America through our PPL Global subsidiary.

•	PPL Electric Utilities is a regulated public utility company, incorporated in 1920, providing electricity delivery services to approximately 1.3 million customers in eastern and central Pennsylvania.

•	PPL Gas Utilities is a regulated public utility providing gas delivery services to approximately 105,000 customers in Pennsylvania and Maryland.

•	PPL Global (international operations) currently owns and operates energy delivery businesses serving approximately 3.5 million customers in the United Kingdom and Latin America. In September 2002, PPL Global acquired a controlling interest in, and consequently gained 100% ownership of, Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the U.K., which together serve approximately 2.5 million end-users. WPD delivered 28,137 million kWh of electricity in 2003.

PPL Corporation Selected Financial Data

      The selected financial data set forth below should be read in conjunction with our consolidated financial statements and related notes and other financial and operating data incorporated by reference in this prospectus. The Statement of Income Data, Balance Sheet Data, Basic EPS and Diluted EPS for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from the audited consolidated financial statements incorporated by reference in this prospectus, and for the three months ended March 31, 2004 and 2003 have been derived from the unaudited consolidated financial statements incorporated by reference in this prospectus. Some previously reported amounts have been reclassified to conform with the current period presentation.

	Three Months
	Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Statement of Income Data — $ millions(a):
Operating revenues	$1,520	$1,488	$5,587	$5,481	$5,115	$4,545	$3,697
Operating income	366	359	1,340	1,246	850	1,194	821
Income before cumulative effect of a change in accounting principle	177	176	699	358	169	498	432
Net income	177	239	734	208	179	498	432
Balance Sheet Data — $ millions (end of period):
Cash and cash equivalents	572	397	476	245	933	480	133
Property, plant and equipment, net	10,769	9,699	10,446	9,566	5,947	5,948	5,624
Recoverable transition costs	1,616	1,875	1,687	1,946	2,172	2,425	2,647
Total assets	17,583	15,953	17,123	15,552	12,562	12,360	11,174
Short-term debt, including current maturities of long-term debt	603	1,200	451	1,309	616	1,354	1,325
Long-term debt, excluding current maturities(b)	7,963	6,195	8,145	5,901	5,081	4,467	3,689
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures(b)		661		661	825	250	250
Preferred stock	51	82	51	82	82	97	97
Shareowners’ common equity	3,432	2,470	3,259	2,224	1,857	2,012	1,613
Other Data:
Number of shares outstanding — thousands
Period-end	177,769	167,723	177,362	165,736	146,580	145,041	143,697
Average — basic	177,150	166,506	172,795	152,492	145,974	144,350	152,287
Average — diluted	177,757	167,016	173,392	152,809	146,614	144,781	152,356
Basic EPS	$1.00	$1.43	$4.25	$1.37	$1.23	$3.45	$2.84
Diluted EPS	0.99	1.43	4.24	1.36	1.22	3.44	2.84
Dividends declared per share	0.41	0.385	1.54	1.44	1.06	1.06	1.00
Sales Data—Millions of Kilowatt-Hours:
Domestic — Electric energy supplied — retail	10,368	10,253	36,774	36,746	37,395	37,758	33,695
Domestic — Electric energy supplied — wholesale	8,924	8,770	41,709	36,849	27,683	40,925	32,045
Domestic — Electric energy delivered	9,993	10,181	36,083	35,712	35,534	34,731	33,874
International — Electric energy delivered(c)	8,969	8,631	31,952	33,313	5,919	3,735	2,942

(a)	The earnings each year were affected by unusual items, which affected net income. See “Earnings” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Form 10-K for the year ended December 31, 2003 which is also incorporated by reference, for a description of unusual items in 2003, 2002 and 2001.

(b)	On July 1, 2003, PPL adopted the provisions of SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The company-obligated mandatorily redeemable preferred securities are mandatorily redeemable financial instruments, as they require the issuer to redeem the securities for cash on a specified date. Thus, they should be classified as liabilities, as a component of long-term debt, instead of “mezzanine” equity on the Balance Sheet.

However, as of December 31, 2003, no amounts were included in “Long-term Debt” for these securities because PPL Capital Funding Trust I and SIUK Capital Trust I were deconsolidated effective December 31, 2003 in connection with the adoption of FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” for certain entities. Instead, the subordinated debt securities that support the company-obligated mandatorily redeemable preferred securities of the trust are reflected in “Long-term Debt with Affiliate Trusts” as of December 31, 2003. See Note 22 to our financial statements included in Form 10-K for the year ended December 31, 2003, which is also incorporated herein by reference for additional information on SFAS 150 and FIN 46.

(c)	Deliveries for 2002 include the electricity deliveries of WPD for the full year and of CEMAR prior to deconsolidation.

PPL Capital Funding, Inc.

      PPL Capital Funding, Inc. is a Delaware corporation and a wholly-owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations.

      The address of our principal executive offices is Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and our telephone number is (610) 774-5151.

Summary of the Terms of the Exchange Offer

      On February 26, 2004, we completed the private offering of the outstanding notes. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

      The outstanding notes were issued and the exchange notes offered hereby will be issued under the Indenture, dated as of February 26, 2004, among PPL Capital Funding, Inc., as issuer, PPL Corporation, as guarantor, and JPMorgan Chase Bank, as trustee.

      In connection with the private offering, we entered into a registration rights agreement, dated as of February 26, 2004, with the initial purchasers in the private offering, or the Registration Rights Agreement, in which we agreed to complete the exchange offer within 280 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to the registration rights which are applicable to the outstanding notes under the Registration Rights Agreement; and

•	the additional interest premium is no longer applicable.

 We are not asking you for a proxy and you are requested not to send us a proxy.

The Exchange Offer	We are offering to exchange up to $201,000,000 aggregate principal amount of our 4.33% Notes Exchange Series A due 2009, which we refer to in this prospectus as the exchange notes, for up to $201,000,000 aggregate principal amount of our 4.33% Notes Series A due 2009, which we refer to in this prospectus as the outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” of PPL Corporation or PPL Capital Funding, Inc. within the meaning of Rule 405 under the Securities Act or a broker-dealer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is an affiliate of PPL Corporation or of PPL Capital Funding, Inc.,

• is a broker-dealer that acquired the outstanding notes directly from us,

• does not acquire exchange notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate or for the purpose of participating, in a distribution of exchange notes cannot participate in the exchange offer based upon the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and similar no-action letters.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on July 13, 2004, or such later date and time to which we extend it, which date we refer to as the “expiration date.” A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read the section of this prospectus captioned “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you with to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

• if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes;

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

• you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of PPL Corporation or PPL Capital Funding, Inc.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the Registration Rights Agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the Registration Rights Agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes under the Indenture, except for any rights under the Indenture or the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer.

To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure of Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Material Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Considerations of the Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	JPMorgan Chase Bank is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section of this prospectus captioned “The Exchange Offer — Exchange Agent.”

Summary of the Terms of the Exchange Notes

Issuer	PPL Capital Funding, Inc.

Guarantor	PPL Corporation.

Notes Offered	$201,000,000 aggregate principal amount of 4.33% Notes Exchange Series A due 2009.

Maturity	March 1, 2009.

Interest	4.33% per annum on the principal amount, payable semiannually in arrears in cash on March 1 and September 1 of each year, beginning September 1, 2004. The initial interest payment will include accrued interest from February 26, 2004.

Ranking	The outstanding notes are, and the exchange notes will be, senior and unsecured obligations of PPL Capital Funding and will rank equally in right of payment with PPL Capital Funding’s other senior and unsecured indebtedness.

Guarantee	All payments on the notes, including principal and interest, and additional interest, if any, will be fully, unconditionally and irrevocably guaranteed on a senior unsecured basis by PPL Corporation. PPL Corporation’s guarantee will rank equally in right of payment with its other senior unsecured and unsubordinated indebtedness and guarantees.

Redemption	The exchange notes will not be redeemable at the election of PPL Capital Funding prior to the maturity date thereof.

Sinking Fund	None.

DTC Eligibility	The exchange notes will be issued only in book-entry form, in denominations of $1,000 or any integral multiples of $1,000 such that the exchange notes will be represented by one or more permanent global securities registered in the name of The Depository Trust Company (DTC) or its nominee. The global securities will be deposited with the trustee as custodian for DTC.

Trading of the Exchange Notes	The exchange notes will not be listed on any securities exchange or included in any automated quotation system.

Absence of a Public Market for the Exchange Notes	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making with respect to the exchange notes may be discontinued without notice.

Use of Proceeds	There will be no cash proceeds to us from the exchange offer.

Trustee and Paying Agent	JPMorgan Chase Bank.

Governing Law	The notes and the indenture are governed by the laws of the State of New York.

      For a complete description of the terms of the notes, please refer to “Description of Notes.”

      You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information included in this prospectus before tendering your outstanding notes in the exchange offer.

RISK FACTORS

      In considering whether to tender outstanding notes in the exchange offer, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read “Forward-Looking Information” below, where we describe additional uncertainties associated with our business and the forward-looking statements in this prospectus.

      As used in this “Risk Factors” section only, the terms “we,” “our” and “us” refers to PPL.

Risks Related to the Exchange Offer and the Notes

An active trading market for the exchange notes may not develop.

      The exchange notes comprise a new issue of securities for which there is currently no public market. We do not plan to list the exchange notes on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active trading market for the exchange notes will develop or as to the liquidity or sustainability of any such market, your ability to sell the exchange notes or the price at which you will be able to sell your exchange notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

PPL Corporation is a holding company, and will depend upon funds from its subsidiaries to meet its obligations under the guarantee.

      PPL Corporation is a holding company, and its only significant assets are its investments in its subsidiaries. As a holding company, it is dependent upon dividends, loans or advances, or other intercompany transfers of funds from subsidiaries to meet its obligations, including its obligations under the guarantee. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under PPL Corporation’s obligations or to make any funds available for such payment.

      Because PPL Corporation is a holding company, its obligations under the guarantee will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, PPL Corporation’s rights and the rights of its shareholders and creditors, including rights of a holder of the notes, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that PPL Corporation may itself be a creditor with recognized claims against any such subsidiary, PPL Corporation’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by PPL Corporation. Although certain agreements to which PPL Corporation and its subsidiaries are parties limit the ability to incur additional indebtedness, PPL Corporation and its respective subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

      The debt agreements of some of PPL Corporation’s subsidiaries and affiliates contain provisions that might restrict their ability to pay dividends, make distributions or otherwise transfer funds to PPL Corporation upon failing to meet certain financial tests or other conditions, although we currently believe that all of PPL Corporation’s subsidiaries and affiliates are in compliance with such tests and conditions.

      Accordingly, PPL Corporation’s ability to make payments with respect to the guarantee may be limited.

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

      If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

      The tender of outstanding notes under the exchange offer will reduce the principal amount of outstanding notes that are outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the exchange notes.

      If you do not follow the procedures described herein, you will not receive the exchange notes. The exchange notes will be issued to you in exchange for your outstanding notes only after timely receipt by the exchange agent of:

•	a properly completed and executed letter of transmittal and all other required documents; or

•	a book-entry delivery by electronic transmittal of an agent’s message through DTC.

      If you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange. For additional information, please refer to the sections captioned “The Exchange Offer” and “Plan of Distribution” in this prospectus.

Risks Related to Our Supply Businesses

Changes in commodity prices may increase the cost of producing electricity or decrease the amount we receive from selling electricity, which could adversely affect our financial performance.

      Changes in power prices or fuel costs may impact our financial results and financial position by increasing the cost of producing power or decreasing the amount we receive from the sale of power. The market prices for these commodities may fluctuate substantially over relatively short periods of time. Among the factors that could influence such prices are:

•	demand for electricity and additional supplies of electricity from current or new competitors;

•	prevailing market prices for coal, natural gas, fuel oil and other fuels used in our generation facilities, including associated transportation costs, and supplies of such commodities;

•	capacity and transmission service into, or out of, our markets;

•	changes in the regulatory framework for wholesale power markets;

•	liquidity in the general wholesale electricity market; and

•	weather conditions impacting demand for electricity.

      Unlike most other commodities, electric power cannot be stored and must be produced at the time of use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. For example, in recent years, wholesale electricity prices in the northwestern United States for all hours reached a high of $525 per megawatt hour in December 2000 and a low in May 2002 of $13 per megawatt hour.

      Like wholesale power prices, fuel costs have fluctuated historically. In recent years, prices for wholesale natural gas as reported on the New York Mercantile Exchange, or NYMEX, have ranged from a high of $9.98 per btu in January 2001 to a low of $1.83 per btu in October 2001. In addition, the price for 1% residual oil at New York Harbor, which is the primary pricing location for the northeastern United States, has ranged from a high of $35 per barrel in February 2003 to a low of $15 per barrel in February 2002.

      A key part of our business strategy is to sell our anticipated generation production under long-term power sales agreements that include fixed prices for our electric power. If we cannot secure or maintain favorable long-term fuel purchase agreements for our power generation facilities, our fuel costs could exceed the revenues that we derive under these long-term, fixed-price agreements. In addition, in the absence of long-term power sales agreements, we must sell the energy, capacity and other products from our facilities into the competitive wholesale power markets. Given the volatility and potential for material differences between actual power prices and fuel and other costs, if we cannot secure or maintain long-term power sales and fuel purchase agreements, our revenues will be subject to increased volatility and our financial results may be materially adversely affected.

We may not be able to obtain adequate fuel supplies, which could adversely affect our ability to operate our facilities.

      We purchase fuel from a number of suppliers. Disruption in the delivery of fuel, including disruptions as a result of weather, labor relations or environmental regulations affecting our fuel suppliers, could adversely affect our ability to operate our facilities, which could result in lower sales and/or higher costs and thereby adversely affect our results of operations.

Our facilities may not operate as planned, which may increase our expenses or decrease our revenues and, thus, have an adverse effect on our financial performance.

      Operation of power plants involves many risks, including the breakdown or failure of equipment or processes, accidents, labor disputes, fuel interruption and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our power plants below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and, if we are unable to perform our contractual obligations as a result, penalties or damages.

We are not assured of any guaranteed level of sales as a “provider of last resort,” or PLR.

      The PLR contract obligations do not provide us with any guaranteed level of sales. If PPL Electric’s customers obtain service from alternate suppliers, which they are entitled to do at any time, our sales of power under the PPL EnergyPlus contracts may decrease. Alternatively, customers could switch back to PPL Electric from alternative suppliers, which may increase demand above our facilities’ available capacity. While PPL Energy Supply satisfies its energy supply obligations through a portfolio approach of providing energy from its generation assets, contractual relationships and market purchases, we estimate that if the PLR requirements were satisfied solely from our existing Pennsylvania generating assets, this obligation, at March 31, 2004, would represent approximately 75% of the normal operating capacity of our existing Pennsylvania generation assets. Any switching by customers could have a material adverse effect on our results of operations or financial position.

We face competition in our energy supply business, which may adversely affect our ability to operate profitably.

      As a result of federal and state deregulation initiatives, the electric power industry has experienced a significant increase in the level of competition in the energy markets. Many of our generation facilities were historically operated within vertically-integrated, regulated utilities that sold electricity to consumers at prices based on predetermined rates set by state public utility commissions. Unlike regulated utilities, our energy supply business is not assured of any rate of return on our capital investments through predetermined rates, and our revenues and results of operations are dependent on our ability to operate in a competitive environment.

      We expect the deregulated energy markets to continue to be highly competitive. Competition is impacted by energy and fuel prices, new market entrants, construction by others of generating assets, the actions of regulatory authorities and other factors. These competitive factors may negatively impact our ability to sell energy and related products and the prices which we may charge for such products, which could adversely affect our results of operations and our ability to grow our business.

      Although we have long-term supply agreements for a substantial portion of our generation, a substantial portion of our future sales will be made into the competitive wholesale markets. Competition in these markets will occur principally on the basis of the price of products and, to a lesser extent, on the basis of reliability and availability. We expect the commencement of commercial operation of new electric facilities in the regional markets where we own or control generation capacity will continue to increase the competitiveness of the wholesale power market in those regions, which could have a material adverse effect on the prices we receive for energy.

      We also face competition in the wholesale markets for energy capacity and ancillary services. We primarily compete with other energy merchants based on our ability to aggregate supplies at competitive prices from different sources and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. Competitors may employ very different strategies. We also compete against other energy marketers on the basis of relative financial condition and access to credit sources, and many of our competitors have greater financial resources than we do.

We are subject to the risks of nuclear generation, including the risk that our Susquehanna nuclear plant could become subject to revised safety requirements that would increase our capital and operating expenditures, and uncertainties associated with decommissioning our plant at the end of its licensed life.

      As of March 31, 2004, nuclear generation accounts for about 20% of our generation capacity. The risks of nuclear generation generally include:

•	the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

•	limitations on the amounts and types of insurance commercially available to cover losses and liabilities that might arise in connection with nuclear operations; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

      The Nuclear Regulatory Commission, or NRC, has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, revised safety requirements promulgated by the NRC could necessitate substantial capital or operating expenditures at our Susquehanna nuclear plant. In addition, although we have no reason to anticipate a serious nuclear incident at our Susquehanna plant, if an incident did occur, any resulting operational loss, damages and injuries could have a material adverse effect on our results of operations or financial condition.

Changes in technology may impair the value of our power plants.

      A basic premise of our business is that generating power at central power plants achieves economies of scale and produces electricity at a relatively low price. There are other technologies for producing electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. Research and development activities are ongoing to seek improvements in the alternate technologies. It is possible that advances will reduce the cost of alternate methods of electric production to a level that is equal to or below that of most central station electric production. If this were to happen, the value of our power plants may be significantly impaired.

We are exposed to operational, price and credit risks associated with selling and marketing products in the wholesale power markets.

      We purchase and sell power at the wholesale level under market-based tariffs authorized by the Federal Energy Regulatory Commission, or FERC, throughout the United States and also enter into short-term agreements to market available energy and capacity from our generation assets with the expectation of profiting from market price fluctuations. If we are unable to deliver firm capacity and energy under these agreements, we could be required to pay damages. These damages would generally be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmissions disruptions, and other factors could affect our ability to meet our obligations, or cause significant increases in the market price of replacement capacity and energy.

      We also face credit risk that parties with whom we contract will default in their performance, in which case we may have to sell our power into a lower-priced market or make purchases in a higher priced market than existed at the time of contract. Although we attempt to mitigate these risks, there can be no assurance that we will be able to fully meet our obligations, that we will not be required to pay damages for failure to perform or that we will not experience counterparty non-performance.

We do not always hedge against risks associated with energy and fuel price volatility.

      We attempt to mitigate risks associated with satisfying our contractual power sales arrangements by reserving generation capacity to deliver electricity to satisfy our net firm sales contracts and, when necessary, by purchasing firm transmission service. We also routinely enter into contracts, such as fuel and power purchase and sale commitments, to hedge our exposure to weather conditions, fuel requirements and other energy-related commodities. We may not, however, hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be affected unfavorably.

Our risk management policies relating to energy and fuel prices, interest rates, foreign currency and counterparty credit, may not work as planned and we may suffer economic losses despite such policies.

      We actively manage the market risk inherent in our energy and fuel, debt and foreign currency positions. We have implemented procedures to enhance and monitor compliance with our risk management policies, including validation of transaction and market prices, verification of risk and transaction limits, sensitivity analyses and daily portfolio reporting of various risk measurement metrics. Nonetheless, we cannot hedge against all of our exposures in these areas and our risk management program may not work as planned. For instance, our power plants might not produce the expected amount of power during a given day or time period due to weather conditions, technical problems or other unanticipated events, which could require us to make energy purchases at higher prices than the prices under our energy supply contracts. In addition, we may miscalculate the amount of fuel required for one of our power plants during a given day or time period, which could require us to buy additional fuel or sell excess fuel at prices less favorable than the prices under our fuel contracts. Similarly, interest rates or foreign currency exchange rates in countries where we have foreign operations, could change in significant ways as a result of economic, political, social or other events that our risk management procedures were not set up to address. As a result, we cannot always predict the impact that our risk management decisions may have on us if actual events lead to greater losses or costs than our risk management positions were intended to hedge.

      In addition, our trading, marketing and risk management activities are exposed to the credit risk that counterparties that owe us money or energy will breach their obligations. We have established risk management policies and programs, including credit policies to evaluate counterparty credit risk. However, if counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices. In that event, our financial results are likely to be adversely affected.

We rely on transmission and distribution assets that we do not own or control to deliver our wholesale electricity and natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver power may be hindered.

      We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase for use in our electric generation facilities. In Pennsylvania, although we own transmission and distribution facilities, we are a member of the PJM Interconnection, which operates the electric transmission network and electric energy market in the mid-Atlantic region of the United States. Our transmission through PJM is highly dependent on operational conditions at a given time depending on what generation assets are operating within PJM, customer demand, the status of the transmission system and whether or not PJM is importing or exporting energy to other adjacent power pools. In Arizona, Illinois, Montana, New England and New York, where we do not own transmission lines, all of the output from our generation assets is transmitted over facilities owned and operated by other companies. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual obligations may be hindered.

      The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

We operate in competitive segments of the electric power industry created by deregulation initiatives at the state and federal levels. If the present trend towards competition is reversed, discontinued or delayed, our business prospects and financial condition could be materially adversely affected.

      Some deregulated markets have experienced supply problems and price volatility. In some of these markets, government agencies and other interested parties have made proposals to delay market restructuring or even re-regulate areas of these markets that have previously been deregulated. In California, legislation has been passed placing a moratorium on the sale of generation plants by public utilities regulated by the California Public Utilities Commission. In 2001, the FERC instituted a series of price controls designed to mitigate (or cap) prices in the entire western U.S. to address the extreme volatility in the California energy markets. These price controls have had the effect of significantly lowering spot and forward energy prices in the western market.

      In addition, the independent system operators, or ISOs, that oversee the transmission systems in certain wholesale power markets have from time to time been authorized to impose price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading business.

      Other proposals to re-regulate our industry may be made, and legislative or other action affecting the electric power restructuring process may cause the process to be delayed, discontinued or reversed in the states in which we currently, or may in the future, operate. If the current trend towards competitive restructuring of the wholesale and retail power markets is delayed, discontinued or reversed, our business prospects and financial condition could be materially adversely affected.

Risk Related to Our Delivery Businesses

Regulators may not approve the rates we request. An increase in PPL Electric’s distribution rates lower than expected, or a decrease in WPD’s distribution rates, could have an adverse impact on our income.

      Our electricity and gas delivery businesses are subject to cost-of-service based rate regulation. While such regulation is generally premised on the recovery of prudently incurred costs and a reasonable rate of return on invested capital, the rates that we may charge our delivery customers are subject to authorization of the applicable regulatory authorities and there is no guarantee that the rates authorized by regulators will match our actual costs or provide a particular return on invested capital at any given time.

      Pursuant to a 1998 Settlement Order of the PUC, PPL Electric agreed to a cap on the electricity transmission and distribution rates that it collects from retail customers in its service territory. This cap expires on December 31, 2004. On March 29, 2004, PPL Electric filed a proposal with the PUC to increase distribution rates and pass through to customers increased transmission charges that PPL Electric pays to the PJM Interconnection for transmission services. The proposed distribution rates and transmission charge pass-through would go into effect on January 1, 2005, when the transmission and distribution rate caps expire. PPL Electric cannot predict the outcome of this proceeding.

      WPD is a regulated regional monopoly electricity distribution business in Great Britain subject to control on the prices it can charge and the quality of supply it must provide. The current distribution price control formula that governs WPD’s allowed revenue is scheduled to operate until April 2005. Any significant lowering of rates implemented by the regulatory authority based upon the 2005 regulatory review could lower the amount of revenue WPD generates in relation to its operational costs and could materially reduce our income.

Other Risks Related to Our Businesses

Our operating results could fluctuate on a seasonal basis, especially as a result of severe weather conditions.

      Our electricity and gas supply and delivery businesses may be seasonal. For example, in some parts of the country, demand for, and market prices of, electricity peak during the hot summer months, while in other parts of the country such peaks occur in the cold winter months. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis, especially when severe weather conditions such as heat waves or winter storms make such fluctuations more pronounced. The pattern of this fluctuation may change depending on the nature and location of the facilities we acquire or develop and the terms of our contracts to sell electricity.

Our business is subject to extensive regulation, which may increase our costs, reduce our revenues, or prevent or delay operation of our facilities.

      The acquisition, ownership and operation of power generation facilities and the delivery of electricity and gas through our transmission and distribution facilities require numerous permits, approvals, licenses and certificates from federal, state and local governmental agencies. We may not be able to obtain or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain or maintain any required approval or comply with any applicable law or regulation, the operation of our assets and our sales of electricity could be prevented or delayed or become subject to additional costs.

      Our U.S. generation subsidiaries are exempt wholesale generators, or EWGs, which sell electricity into the wholesale market. Generally, our EWGs and our marketing subsidiaries are subject to regulation by the FERC. The FERC has authorized us to sell generation from our facilities and power from our marketing subsidiaries at market-based prices. The FERC retains the authority to modify or withdraw our market-based rate authority and to impose “cost of service” rates if it determines that the market is not workably competitive, that we possess market power or that we are not charging just and reasonable rates. Any reduction by the FERC of the rates we may receive or any unfavorable regulation of our business by state regulators could materially adversely affect our results of operations.

Our costs of compliance with environmental laws are significant and the costs of compliance with new environmental laws could adversely affect our profitability.

      Our operations are subject to extensive federal, state, local and foreign statutes, rules and regulations relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control and emission fees.

      New environmental laws and regulations affecting our operations, and new interpretations of existing laws and regulations, may be adopted or become applicable to us. For example, the laws governing air emissions from coal-burning plants are being re-interpreted by federal and state authorities. These re-

interpretations could result in the imposition of substantially more stringent limitations on these emissions than those currently in effect.

      We may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities it may be uneconomical for us to install the necessary equipment, which may cause us to shut down those generation units.

We cannot predict the outcome of the legal proceedings and investigations currently being conducted with respect to our current and past business activities. An adverse determination could have a material adverse effect on our financial condition, results of operations or cash flows.

      We are involved in numerous legal proceedings, claims and litigation and subject to ongoing state and federal investigations arising out of our business operations, the most significant of which are summarized in our reports filed with the SEC and incorporated by reference into this prospectus. We cannot predict the ultimate outcome of these matters, nor can we reasonably estimate the costs or liability that could potentially result from a negative outcome in each case.

Our investments and projects located outside of the United States expose us to risks related to laws of other countries, taxes, economic conditions, fluctuations in currency rates, political conditions and policies of foreign governments. These risks may delay or reduce our realization of value from our international projects.

      We have operations outside of the United States. The acquisition, financing, development and operation of projects outside of the United States entail significant financial risks, which vary by country, including:

•	changes in foreign laws or regulations relating to foreign operations, including tax laws and regulations;

•	changes in United States laws related to foreign operations, including tax laws and regulations;

•	changes in government policies, personnel or approval requirements;

•	changes in general economic conditions affecting each country;

•	regulatory reviews of tariffs for local distribution companies;

•	changes in labor relations in foreign operations;

•	limitations on foreign investment or ownership of projects and returns or distributions to foreign investors;

•	limitations on ability of foreign companies to borrow money from foreign lenders and lack of local capital or loans;

•	fluctuations in currency exchange rates and difficulty in converting our foreign funds to U.S. dollars, which can increase our expenses and/or impair our ability to meet such expenses, and difficulty moving funds out of the country in which the funds were earned;

•	limitations on ability to import or export property and equipment;

•	compliance with United States foreign corrupt practices laws;

•	political instability and civil unrest; and

•	expropriation and confiscation of assets and facilities.

      Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of those projects. In addition, the legal environment in foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects. Our international projects may also be subject to risks of being delayed, suspended or terminated by the applicable foreign governments or may be subject to risks of contract invalidation by commercial or governmental entities.

      Despite contractual protections we have against many of these risks for our international operations or potential investments in the future, our actual results and the value of our investment may be adversely affected by the occurrence of any of these events.

We may need significant additional financing to pursue growth opportunities

      We continually review potential acquisitions and development projects and may enter into significant acquisitions or development projects in the future. Any acquisition or development project will likely require access to substantial capital from outside sources on acceptable terms. We may also need external financing to fund capital expenditures, including capital expenditures necessary to comply with environmental regulations or other regulatory requirements.

      Our ability to arrange financing and our cost of capital are dependent on numerous factors, including general economic conditions, credit availability and our financial performance. The inability to obtain sufficient financing on terms that are acceptable to us could adversely affect our ability to pursue acquisition and development opportunities and fund capital expenditures.

A downgrade in our or our subsidiaries’ credit ratings could negatively affect our ability to access capital and increase the cost of maintaining our credit facilities and any new debt.

      Moody’s Investors Service, Inc. currently rates PPL Energy Supply’s senior unsecured debt at “Baa2,” PPL Capital Funding’s senior unsecured debt at “Baa3,” and PPL Electric Utilities’ senior secured debt at “Baa1.” Fitch Ratings rates PPL Capital Funding’s senior unsecured debt at “BBB.” Our Fitch ratings for PPL Corporation, PPL Energy Supply and PPL Capital Funding are on negative outlook. Standard & Poor’s Ratings Services rates PPL Corporation and PPL Energy Supply at “BBB,” PPL Capital Funding’s senior unsecured debt at “BBB-” and PPL Electric Utilities at “A-.” Our Standard & Poor’s rating for PPL Electric Utilities is on negative outlook. While we do not expect these ratings to limit our ability to fund our short-term liquidity needs or to have a material impact on the cost to maintain our credit facilities and/or access any new long-term debt, any future ratings downgrades could negatively affect our ability to fund our short-term liquidity needs and increase the cost to maintain our credit facilities and access new long-term debt.

FORWARD-LOOKING INFORMATION

      Certain statements included or incorporated by reference in this prospectus, including statements with respect to future earnings, energy supply and demand, costs, electric rates, subsidiary performance, growth, new technology, project development, fuel and energy prices, strategic initiatives, and generating capacity and performance, are “forward looking statements.” Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” sections in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather conditions affecting customer energy usage and operating costs;

•	competition in retail and wholesale power markets;

•	effect of any business or industry restructuring;

•	profitability and liquidity of PPL Corporation and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	operation of existing facilities and operating costs of PPL Corporation and its subsidiaries;

•	environmental conditions and requirements;

•	transmission and distribution system conditions and operating costs;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	asset acquisitions and dispositions;

•	political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business;

•	receipt and renewals of necessary governmental permits, approvals and rate relief;

•	impact of state or federal investigations applicable to us and the energy industry;

•	outcome of litigation against us;

•	capital markets conditions and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•	market prices of equity securities and resultant cash funding requirements for defined benefit pension plans;

•	securities and credit ratings of PPL Corporation and its subsidiaries;

•	state and federal regulatory developments;

•	foreign exchange rates;

•	new state or federal legislation, including new tax legislation;

•	national or regional economic conditions, including any potential effects arising from the September 11, 2001 terrorist attacks in the United States, the situation in Iraq and any consequential hostilities or other hostilities; and

•	commitments and liabilities of PPL Corporation and its subsidiaries.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Corporation and its subsidiaries that are on file with the SEC.

      New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information.

      We caution you that any one of these factors or other factors described under the heading “Risk Factors” in this prospectus, or a combination of these factors, could materially affect our future results of operations and financial position and whether our forward-looking statements ultimately prove to be accurate. These forward-looking statements are not guarantees of our future performance, and our actual results and future performance may differ materially from those suggested in our forward-looking statements. When considering these forward-looking statements, you should keep in mind the factors described under the heading “Risk Factors” in this prospectus and other cautionary statements in this prospectus and the documents we have incorporated by reference.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

	Twelve Months	Year Ended December 31,
	Ended March 31,
	2004	2003	2002	2001	2000	1999

Ratio of Earnings to Fixed Charges(a)	2.6	2.5	1.9	1.7	2.5	2.7

(a)	Computed using earnings and fixed charges of PPL Corporation and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

USE OF PROCEEDS

      The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

      We issued the outstanding notes to the initial purchasers in exchange for $185,200,750 aggregate liquidation amount of 7.29% trust preferred securities of PPL Capital Funding Trust I, which we cancelled, and for a payment of $398,094 in cash.

THE EXCHANGE OFFER

General

      PPL Capital Funding hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $201 million aggregate principal amount of our 4.33% Notes Series A due 2009, which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 4.33% Notes Exchange Series A due 2009, which we refer to in this prospectus as the exchange notes, properly tendered prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

      As of the date of this prospectus, $201 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about June 9, 2004, to all holders of outstanding notes known to PPL Capital Funding. PPL Capital Funding’s obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to conditions set forth under “— Conditions to the Exchange Offer” below. PPL Capital Funding currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

      We have entered into a Registration Rights Agreement with the initial purchasers of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 240 days after the closing date and keep the exchange offer registration statement effective for not less than 30 days after the date notice of the registered exchange offer is mailed to the holders (or longer if required by applicable law). The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to timely exchange or register the notes as required by the Registration Rights Agreement. The outstanding notes were issued on February 26, 2004.

      If we cannot effect an exchange offer under the circumstances set forth in the Registration Rights Agreement and described under “Description of the Notes — Registration Rights” in this prospectus, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for up to the earliest of (i) two years from the closing date or, (ii) for such shorter period that will terminate when all outstanding notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are no longer restricted securities.

      If we fail to consummate the exchange offer on or prior to 40 days after the date that the exchange offer registration statement is declared effective, we will be required to pay additional interest of 0.25% per annum to holders of the outstanding notes during the 90-day period immediately following such consummation deadline, which additional interest shall increase by 0.25% per annum at the end of each subsequent 90-day period, but which shall in no event exceed 0.50% per annum.

      Each holder of outstanding notes that wishes to exchange outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes will be acquired in the ordinary course of its business;

•	the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act;

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of PPL Corporation or PPL Capital Funding or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

•	if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

      Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of PPL Corporation or PPL Capital Funding within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the exchange notes.

      Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      This prospectus, as it may be amended or supplemented from time to time, may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

      The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the Registration Rights Agreement to file, and cause to be effective, a registration statement and to consummate the exchange offer. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the outstanding notes.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $201 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the exchange offer and Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the Indenture relating to the outstanding notes, except for any rights under the Indenture or the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the exchange offer and Registration Rights Agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Conditions to the Exchange Offer.”

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time on July 13, 2004, unless in our sole discretion we extend it.

      In order to extend the exchange offer, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

•	under the terms of the exchange offer and Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

      Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to the holder an appropriate form for registration of the exchange notes under the Securities Act.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding notes as promptly as practicable.

      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the offer in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the offer.

      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

Procedures for Tendering

      Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

      In addition, either:

•	the exchange agent must receive, prior to the expiration date, the outstanding notes along with the accompanying letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent’s message (as defined below); or

•	the holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

      The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible guarantor institution.

      If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

      If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

      We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See “Plan of Distribution;” and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of PPL Corporation or PPL Capital Funding.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message relating to guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at the address set forth below under “— Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

      If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time prior to the expiration date.

Exchange Agent

      JPMorgan Chase Bank has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance with respect to exchange offer procedures, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Registered or Certified Mail:	By Hand:	By Courier:

JPMorgan Chase Bank Institutional Trust Services P.O. Box 2320 Dallas, TX 75221-2320 Attention: Frank Ivins	JPMorgan Chase Bank
Institutional Trust Services Window
4 New York Plaza, 1st Floor
New York, NY 10004-2413

By Facsimile:
Attention: Frank Ivins
(214) 468-6494

To Confirm by Telephone:
(214) 468-6464

For Information, call:
	(800) 275-2048	JPMorgan Chase Bank Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, TX 75201 Attention: Frank Ivins

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $250,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and Trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

      If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

      Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

      Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

      In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is an “affiliate” of PPL Corporation or PPL Capital Funding within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the expenses of the exchange offer over the life of the exchange notes.

Other

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

      The outstanding notes were issued and the exchange notes offered hereby will be issued under an indenture by and among PPL Capital Funding, as issuer, PPL Corporation, as guarantor, and JPMorgan Chase Bank, as trustee. You may request a copy of the indenture from us.

      The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

General

      The notes are PPL Capital Funding’s direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of PPL Capital Funding’s existing and future unsecured and unsubordinated indebtedness, senior in right of payment to all of PPL Capital Funding’s subordinated indebtedness.

      The notes are fully, unconditionally and irrevocably guaranteed on a senior unsecured basis by PPL Corporation, which guarantee ranks equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and guarantees of PPL Corporation, senior in right of payment to all of PPL Corporation’s subordinated indebtedness.

      We initially issued $201,000,000 aggregate principal amount of notes. We may issue additional notes of the same series with the same terms in the future, without obtaining the consent of any holder of the outstanding notes.

      The notes are issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on March 1, 2009.

      Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or purchasing our securities.

      You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of PPL Capital Funding or PPL Corporation that may adversely affect the holders.

      We will pay interest on March 1 and September 1 of each year, beginning September 1, 2004, to record holders at the close of business on the preceding February 15 and August 15, as the case may be (whether or not a Business Day) except that when the notes are represented by global security certificates held by DTC, the record date will be one business day prior to the interest payment date.

      We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. In our discretion, we may change the place of payment on the notes, and may remove any paying agent and may appoint one or more additional paying agents (including us or any affiliate). We may pay interest either:

•	by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

      However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

      If any interest payment date or the maturity of a note falls on a day that is not a Business Day, the required payment of principal and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or the maturity, as the case may be, to the date of such payment on the next succeeding Business Day. “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any paying agent for the notes is located.

Redemption

      The notes are not redeemable at the election of PPL Capital Funding prior to the maturity date thereof.

Merger and Sale of Assets by PPL Capital Funding and PPL Corporation

      The indenture provides that neither PPL Capital Funding nor PPL Corporation may consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other items:

•	PPL Capital Funding or PPL Corporation, as applicable, is the surviving person, or the resulting, surviving or transferee person, if other than PPL Capital Funding or PPL Corporation, as applicable, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of PPL Capital Funding’s or PPL Corporation’s obligations, as applicable, under the notes, or the guarantee thereof, as applicable, and the indenture; and

•	PPL Capital Funding or PPL Corporation, as applicable, or such successor person will not be in default under the indenture immediately after the transaction.

      When such a person assumes PPL Capital Funding’s or PPL Corporation’s obligations in such circumstances, subject to certain exceptions, PPL Capital Funding or PPL Corporation, as applicable, shall be discharged from all obligations under the notes, or the guarantee thereof, as applicable, and the indenture.

Guarantee

      PPL Corporation fully, unconditionally and irrevocably guarantees to each holder and the trustee the full and prompt payment of principal of and interest on the notes and additional interest, if any, when and as the same become due and payable, whether at maturity, by declaration of acceleration or otherwise.

      The guarantee will be an unsecured and unsubordinated obligation of PPL Corporation and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and guarantees of PPL Corporation, senior in right of payment to all of PPL Corporation’s subordinated indebtedness. The guarantee will effectively rank junior in right of payment to any secured indebtedness of PPL Corporation to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of its subsidiaries.

Events of Default; Notice and Waiver

      Each of the following is an event of default under the indenture:

•	the default in any payment of interest on the notes within 30 days of the due date;

•	the default in any payment of principal on the notes on its due date;

•	either PPL Capital Funding or PPL Corporation remains in breach of a covenant or warranty of the indenture for 90 days after it receives a written notice of default stating it is in breach and requiring remedy of the breach; the notice must be sent by either the trustee or holders of 25% of the principal amount of notes; the trustee or such holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if the defaulting party is diligently pursuing action to correct the default;

•	the guarantee on the notes

•	ceases to be effective (except in accordance with its terms),

•	is found in any judicial proceeding to be unenforceable or invalid, or

•	is denied or disaffirmed (except in accordance with its terms), or

•	PPL Capital Funding or PPL Corporation files for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur.

Remedies

     Acceleration

      If an event of default occurs and is continuing with respect to the notes, then either the trustee or the holders of 25% in principal amount of the notes that are outstanding may declare the principal amount of all of the notes to be due and payable immediately.

     Rescission of Acceleration

      After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

•	we pay or deposit with the trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal which has become due otherwise than by such declaration of acceleration and overdue interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the trustee under the indenture; and

•	all events of default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

      For more information as to waiver of defaults, see “— Waiver of Default and of Compliance” below.

Control by Holders; Limitations

      Subject to the indenture, if an event of default with respect to the notes occurs and is continuing, the holders of a majority in principal amount of the notes that are outstanding of that series will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or

•	exercise any trust or power conferred on the trustee with respect to the notes.

      These rights of holders to make direction are subject to the following limitations:

•	the holders’ directions may not conflict with any law or the indenture; and

•	the holders’ directions may not involve the trustee in personal liability where the trustee believes indemnity is not adequate.

The trustee may also take any other action it deems proper which is not inconsistent with the holders’ direction.

      In addition, the indenture provides that no holder of any notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

•	the holders of 25% in aggregate principal amount of the notes that are outstanding, have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•	for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of notes that are outstanding.

      Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

      However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

      The trustee is required to give the holders of the notes notice of any default under the indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that, in the case of an event of default of the character specified above in the third bullet under “Events of Default; Notice and Waiver,” no such notice shall be given to such holders until at least 45 days after the occurrence thereof. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders.

      We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

      The holders of a majority in aggregate principal amount of the notes that are outstanding may waive, on behalf of the holders of all notes, any past default under the indenture, except a default in the payment of principal or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the holder of each outstanding note affected.

      Compliance with certain covenants in the indenture or otherwise provided with respect to the notes may be waived by the holders of a majority in aggregate principal amount of the affected notes, considered as one class.

Modification of Indenture

     Without Holder Consent

      Without the consent of any holders of the notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to us;

•	to add one or more covenants or other provisions for the benefit of the holders of the notes, or to surrender any right or power conferred upon us;

•	to add any additional events of default for the notes;

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the holders;

•	to provide security for the notes;

•	to provide for the issuance of bearer notes;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for the notes;

•	to change any place or places where:

•	we may pay principal and interest,

•	notes may be surrendered for transfer or exchange, and

•	notices and demands to or upon us may be served; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders in any material respect.

      If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or evidence such amendment.

     With Holder Consent

      Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the notes is generally required for the purpose of adding to, changing or eliminating any of the provisions of the indenture pursuant to a supplemental indenture.

      However, no amendment or modification may, without the consent of the holder of each outstanding note directly affected thereby:

•	change the stated maturity of the principal or interest on the notes (other than pursuant to the terms thereof), or reduce the principal amount or interest payable or change the currency in which the notes are payable, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

•	modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

Satisfaction and Discharge

      The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

      All moneys we pay to the trustee or any paying agent on the notes which remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the holder of such note may look only to us for payment.

Form, Denomination and Registration

      The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

     Global Note, Book-Entry Form

      We will issue the exchange notes in the form of one or more fully registered global notes. We will deposit the global note or notes with DTC or its custodian and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Investors may hold their interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, called “participants.” Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

      Investors who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, called “indirect participants.” So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

      We will pay interest on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We have been informed that DTC’s practice is to credit participants’ accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

      Neither we, the trustee, registrar nor paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section l7A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or (ii) we, at our option, elect to terminate use of the book-entry system through DTC, we will issue notes in certificated form in exchange for global notes.

Information Concerning the Trustee

      We have appointed JPMorgan Chase Bank, the trustee under the indenture, as paying agent, note registrar and custodian for the notes. JPMorgan Chase Bank and its affiliates maintain banking relationships with us and one of its affiliates is an initial purchaser of the notes.

      The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

Resignation and Removal of the Trustee; Deemed Resignation

      The trustee may resign at any time by giving written notice to us.

      The trustee may also be removed by act of the holders of a majority in principal amount of the notes that are then outstanding.

      No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

      Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

Governing Law

      The notes, the guarantee and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

REGISTRATION RIGHTS

Exchange Offer; Registration Statement

      PPL Capital Funding entered into a registration rights agreement with the initial purchasers on the issue date of the outstanding notes. Under the registration rights agreement, we have agreed that we will, at our own cost:

•	within 90 days after the issue date, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the outstanding notes for new notes of PPL Capital Funding having terms substantially identical in all material respects to the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions);

•	use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 240 days after the issue date of the outstanding notes;

•	upon the effectiveness of the Exchange Offer Registration Statement, promptly offer the exchange notes in exchange for surrender of the outstanding notes; and

•	use our reasonable best efforts to keep the Exchange Offer Registration Statement effective for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the outstanding notes.

The consummation of the Exchange Offer Registration Statement is subject to the conditions set forth under “The Exchange Offer — Conditions to the Exchange Offer.”

      For each outstanding note surrendered to us pursuant to the Registered Exchange Offer, we will issue an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from the date of its original issue.

      Under existing SEC interpretations, the exchange notes would be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of PPL Corporation or PPL Capital Funding, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving exchange notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the Exchange Offer Registration Statement.

      Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes.

      A holder of outstanding notes (other than certain specified holders) that wishes to exchange such notes for exchange notes in the Registered Exchange Offer will be required to represent that (1) any exchange notes to be received by it will be acquired in the ordinary course of its business, (2) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or exchange notes, (3) it is not an “affiliate” of PPL Capital Funding or PPL Corporation, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (4) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes, and (5) if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Shelf Registration Statement

      If (1) a change in law or in applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer, (2) the Registered Exchange Offer is not consummated within 280 days of the date of the issue date of the outstanding notes, (3) any initial purchaser so requests with respect to outstanding notes not eligible to be exchanged for exchange notes in the Registered Exchange Offer, or (4) we so elect, we will use our reasonable best efforts to, at our cost:

•	as promptly as practicable but in no event later than 90 days after being requested, file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the outstanding notes or the exchange notes, as the case may be;

•	cause the Shelf Registration Statement to be declared effective under the Securities Act within 180 days after such request; and

•	keep the Shelf Registration Statement effective until the earlier of (a) the time when the notes covered by the Shelf Registration Statement have been sold or are no longer restricted securities and (b) two years from the issue date of the outstanding notes.

      We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling such outstanding notes or exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

Additional Interest

      We will pay additional cash interest on the notes if:

•	the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed with the SEC on or prior to the applicable filing deadline specified in the Registration Rights Agreement;

•	the Exchange Offer Registration Statement or the Shelf Registration Statement is not declared effective by the SEC on or prior to the applicable effectiveness deadline specified in the Registration Rights Agreement;

•	the Registered Exchange Offer is not consummated on or prior to the applicable consummation deadline specified in the Registration Rights Agreement; or

•	after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes as provided in and during the periods specified in the Registration Rights Agreement (each such event referred to in bullets 1 through 4 above, a “Registration Default”).

      Additional cash interest will accrue on the notes, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, at the rate of 0.25% per annum during the first 90-day period immediately following the occurrence of such Registration Default. The additional interest rate shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 0.50% per annum. Such interest is payable on interest payment dates in addition to any other interest payable from time to time with respect to the notes and is payable on interest payment dates in the same manner as ordinary interest.

      If we effect the Registered Exchange Offer, we will be required to use our reasonable best efforts to close the Registered Exchange Offer no later than 40 days after the commencement thereof.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE

Exchange of Notes

      The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

      In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. PPL Corporation and PPL Capital Funding have agreed that, for a period of 180 days after the consummation of a registered exchange offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      PPL Corporation and PPL Capital Funding will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the consummation of a registered exchange offer, PPL Corporation and PPL Capital Funding will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. PPL Corporation and PPL Capital Funding have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters with respect to the validity of the exchange notes will be passed on for us by Thomas D. Salus, Esq., Senior Counsel of PPL Services Corporation. The validity of the exchange notes will be passed upon for PPL Corporation by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely on the opinion of Mr. Salus as to matters involving the law of the Commonwealth of Pennsylvania.

EXPERTS

      The consolidated financial statements of PPL Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      PPL Corporation files reports, proxy statements and other information with the SEC. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

      PPL Corporation’s Internet website is www.pplweb.com. On the Investor Center page of that website, PPL Corporation provides access to all SEC filings of PPL Corporation registrants free of charge, as soon as reasonably practicable after filing with the SEC. Additionally, PPL Corporation registrants’ filings are available at the SEC’s website (www.sec.gov).

      PPL Corporation’s common stock is listed on the NYSE and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179. PPL Corporation’s Internet site at www.pplweb.com contains information concerning PPL Corporation and its affiliates. The information at PPL Corporation’s Internet site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Incorporation by Reference

      We will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation and PPL Capital Funding.

SEC Filings (File No. 1-11459)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Current Reports on Form 8-K	January 9, March 31, April 6, April 19, June 1 and June 2, 2004

      We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of this offering.

      PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

PPL Corporation

Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

Exchange Agent

JPMorgan Chase Bank

By Registered or Certified Mail:

Institutional Trust Services

P.O. Box 2320
Dallas, TX 75221-2320
Attention: Frank Ivins

By Hand:

Institutional Trust Services Window

4 New York Plaza, 1st Floor
New York, NY 10004-2413

By Courier:

Institutional Trust Services

2001 Bryan Street, 9th Floor
Dallas, TX 75201
Attention: Frank Ivins

By Facsimile

Attention: Frank Ivins

(214) 468-6494

To Confirm by Telephone:

(214) 468-6464

For Information, call:

(800) 275-2048

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors And Officers.

      Section 7.01 of the Bylaws of PPL Corporation provides:

(a) Right to Indemnification. Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as “action”). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, “expense” shall include fees and expenses of counsel selected by such persons; and “liability” shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

(c) Insurance and Funding. The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

(d) Non-Exclusivity; Nature and Extent of Rights. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, bylaw or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

      Directors and officers of PPL Corporation may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

      PPL Corporation presently has insurance policies which, among other things, include liability insurance coverage for their officers and directors and officers and directors of PPL Corporation’s subsidiaries under which such officers and directors are covered against any “loss” by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. “Loss” is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.

Item 21.     Exhibits.

      Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

Item 22.     Undertakings.

      (a) Undertaking related to Rule 415 offering:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Undertaking related to filings incorporating subsequent Exchange Act documents by reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

      (c) Undertaking related to acceleration of effectiveness:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) Undertaking related to requests for information:

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) Undertaking related to post-effective amendments:

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 8th day of June, 2004.

PPL CORPORATION

By:	/s/ WILLIAM F. HECHT

William F. Hecht
Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 8th day of June, 2004.

Signature	Title

/s/ WILLIAM F. HECHT William F. Hecht Chairman, President and Chief Executive Officer	Principal Executive Officer and Director

/s/ JOHN R. BIGGAR John R. Biggar, Executive Vice President and Chief Financial Officer	Principal Financial Officer and Director

/s/ MARK D. WOODS Mark D. Woods Controller	Principal Accounting Officer

Frederick M. Bernthal, John W. Conway,	Directors
E. Allen Deaver, Louise K. Goeser,
Stuart Heydt, W. Keith Smith and
Susan M. Stalnecker

By: /s/ WILLIAM F. HECHT William F. Hecht, Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 8th day of June, 2004.

PPL CAPITAL FUNDING, INC.

By:	/s/ JOHN R. BIGGAR

John R. Biggar
President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 8th day of June, 2004.

Signature	Title

/s/ WILLIAM F. HECHT William F. Hecht	Director

/s/ JOHN R. BIGGAR John R. Biggar President	Principal Executive and Financial Officer and Director

/s/ JAMES E. ABEL James E. Abel Treasurer	Principal Accounting Officer and Director

EXHIBIT INDEX

      The following Exhibits indicated by an asterisk preceding the Exhibit number are filed herewith. The Exhibits indicated by two asterisks were previously filed with the initial Registration Statement on Form S-4. The balance of the Exhibits have heretofore been filed with the Commission and pursuant to Rule 411 are incorporated herein by reference.

3.1	Restated Articles of PPL Corporation (Exhibit B to Proxy Statement of PPL Electric Utilities Corporation and Prospectus of PPL Corporation, dated March 9, 1995)
3.2	Articles of Amendment of PPL Corporation (Exhibit 3.2 to PPL Corporation Form S-3 (Registration Statement Nos. 333-54504, 333-54504-01 and 333-54504-02))
3.3	By-laws of PPL Corporation (Exhibit 3(ii)(a) to PPL Corporation Form 10-Q Report for the quarter ended September 30, 1998)
3.4	Certificate of Incorporation of PPL Capital Funding, Inc. (Exhibit 3.3 to PPL Corporation and PPL Capital Funding, Inc. Registration Statement Nos 333-38003 and 333-38003-01)
3.5	Amended Certificate of Incorporation of PPL Capital Funding, Inc., (Exhibit 3.5 to PPL Corporation, PPL Capital Funding, Inc. and PPL Capital Funding Trust I Registration Statement Nos. 333-54504, 333-54504-1 and 333-54504-2)
3.6	By-Laws of PPL Capital Funding, Inc. (Exhibit 3.4 to PPL Corporation and PPL Capital Funding, Inc. Registration Statement Nos. 333-38003 and 333-38003-01)
**4.1	Indenture, dated as of February 26, 2004, among PPL Capital Funding, as Issuer, PPL Corporation, as Guarantor and JPMorgan Chase Bank, as Trustee
**4.2	Form of 4.33% Note Series A/Exchange Series A due 2009 (included as part of Exhibit 4.1)
**5.1	Opinion of Thomas D. Salus, Esq. with respect to legality of securities being registered hereunder
**5.2	Opinion of Simpson Thacher & Bartlett LLP with respect to legality of securities being registered hereunder
**10.1	Registration Rights Agreement, dated as of February 26, 2004, among PPL Capital Funding, PPL Corporation and the representatives of the several Initial Purchasers named therein
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (Exhibit 12(a) to PPL Corporation Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004)
*23.1	Consent of PricewaterhouseCoopers LLP
**23.2	Consent of Thomas D. Salus, Esq. (Reference is made to Exhibit 5.1 filed herewith)
**23.3	Consent of Simpson Thacher & Bartlett LLP (Reference is made to Exhibit 5.2 filed herewith)
**24.1	Power of Attorney of PPL Corporation
**25.1	Statement of Eligibility of Trustee under Indenture on Form T-1.
*99.1	Form of Letter of Transmittal
*99.2	Form of Notice of Guaranteed Delivery
*99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
*99.4	Form of Letter to Clients